Exhibit 10.1

CONTRIBUTION, CONVEYANCE AND ASSUMPTION
AGREEMENT

This Contribution, Conveyance and Assumption Agreement (this “Agreement”), dated as of November 18, 2013 (the “Execution Date”), is by and among Tesoro Logistics LP, a Delaware limited partnership (the “Partnership”), Tesoro Logistics GP, LLC, a Delaware limited liability company and the general partner of the Partnership (the “General Partner”), Tesoro Logistics Operations LLC, a Delaware limited liability company (the “Operating Company”), Tesoro Corporation, a Delaware corporation (“Tesoro”), Tesoro Refining & Marketing Company LLC, a Delaware limited liability company (“TRMC”), and Carson Cogeneration Company, a Delaware corporation (“Carson Cogen”). The above-named entities are sometimes referred to in this Agreement individually as a “Party” and collectively as the “Parties.”
RECITALS
WHEREAS, TRMC purchased certain assets and properties pursuant to the Purchase and Sale Agreement dated August 8, 2012, by and among the Sellers (as defined below) and TRMC, as amended by that certain Amendment No. 1 to Purchase and Sale Agreement dated September 13, 2012, that certain Amendment No. 2 to Purchase and Sale Agreement dated May 31, 2013 and that certain Amendment No. 3 to Purchase and Sale Agreement dated May 31, 2013 (collectively, the “BP Purchase and Sale Agreement”);
WHEREAS, TRMC contributed a portion of the assets acquired pursuant to the BP Purchase and Sale Agreement to the General Partner, the General Partner contributed those assets to the Partnership and the Partnership contributed those assets to the Operating Company pursuant to the Contribution, Conveyance and Assumption Agreement dated May 17, 2013, by and among Tesoro, TRMC, the Partnership, the General Partner and the Operating Company (the “Tranche 1 Contribution Agreement”); and
WHEREAS, Carson Cogen desires to distribute certain assets to TRMC, which TRMC desires to contribute to the General Partner as well as a further portion of the assets and properties purchased pursuant to the BP Purchase and Sale Agreement, along with certain other related assets, properties, rights and obligations, the General Partner desires to contribute those assets to the Partnership and the Partnership desires to contribute those assets to the Operating Company, all on the terms and conditions set forth herein.
NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements herein contained, the Parties hereto agree as follows:
ARTICLE I
DEFINITIONS
Section 1.1    Capitalized terms used herein have the respective meanings ascribed to such terms below:
“Agreement” has the meaning set forth in the introduction to this Agreement.

“Amended and Restated MTSA” means that certain Amended and Restated Master Terminalling Services Agreement - Southern California to be executed on the Closing Date by and among TRMC, the General Partner, the Partnership and the Operating Company.
“Amended and Restated Oil Spill Contingency Agreement” means that certain Amended and Restated Representation and Services Agreement for Oil Spill Contingency Planning, Response and Remediation, to be executed on the Closing Date by and among Carson Cogen, Tesoro Companies, Inc., Tesoro Maritime Company, TRMC, Tesoro Alaska Company, Kenai Pipeline Company, Tesoro Alaska Pipeline Company, the Operating Company, Tesoro High Plains Pipeline Company LLC, Tesoro Logistics Pipelines LLC and Tesoro Logistics Northwest Pipeline LLC.
“Amended and Restated Operational Services Agreement” means that certain Amended and Restated Operational Services Agreement dated as of April 1, 2012, among Tesoro, Tesoro Companies, Inc., TRMC, the General Partner, the Operating Company, Tesoro Alaska Company and Tesoro High Plains Pipeline Company LLC, as such agreement may be amended, supplemented or restated from time to time.
“Amended and Restated Schedules to the Amended and Restated Operational Services Agreement” means that certain Amendment and Restatement of Schedules to the Amended and Restated Operational Services Agreement to be executed on the Closing Date by and among Tesoro, Tesoro Companies, Inc., TRMC, the General Partner, the Operating Company, Tesoro Alaska Company and Tesoro High Plains Pipeline Company LLC.
“Amended and Restated Schedules to the Second Amended and Restated Omnibus Agreement” means that certain Amendment and Restatement of Schedules to the Second Amended and Restated Omnibus Agreement to be executed on the Closing Date by and among Tesoro, TRMC, Tesoro Companies, Inc., Tesoro Alaska Company, the General Partner and the Partnership.
“Amendment No. 1 to the Tranche 1 Contribution Agreement” means that certain Amendment No. 1 to the Tranche 1 Contribution Agreement to be executed on the Closing Date by and among Tesoro, TRMC, the General Partner, the Partnership and the Operating Company.
“Amendment No. 2 to the Omnibus Agreement” means that certain Amendment No. 2 to the Second Amended and Restated Omnibus Agreement to be executed on the Closing Date by and among Tesoro, TRMC, Tesoro Companies, Inc., Tesoro Alaska Company, the General Partner and the Partnership.
“Assets” means (i) the Fee-Owned Pipeline 88 Interest; (ii) the TSPC Equity; (iii) the Carson Products Terminal Complex; (iv) all rights and interests under the BP Purchase and Sale Agreement with respect to (A) the foregoing assets in clauses (i) through (iii), and (B) the TSPC Assets; (v) the Berth 121 Sublease; and (vi) with respect to Section 2.3 and Section 2.4, the Assets shall also include the Terminal 2 Sublease Rights Agreement, the Commercial Agreements and the Terminals 2 and 3 Ground Lease Rights Agreement.
“BAUTA” means that certain Amended and Restated Long Beach Berth Access Use and Throughput Agreement to be executed on the Closing Date by and among TRMC, the General

Partner, the Partnership and the Operating Company, pursuant to which the Operating Company will, effective as of the “Effective Date” as defined therein, provide services to manage and operate Berth 121, Terminal 2 and certain other assets previously acquired by the Operating Company pursuant to the Long Beach Contribution Agreement.
“Berth 121” means the marine terminal leased from the Port of Long Beach, California, pursuant to the Berth 121 Port Lease, that receives crude oil and other feedstocks from marine vessels for delivery to the Refinery and other third-party refineries and terminals, and receives refined and intermediate products from the Refinery for delivery to marine vessels.
“Berth 121 Port Lease” means that certain Pier E Tanker Terminal Agreement dated October 24, 1980 between Carson Cogen and the City of Long Beach, California, as such agreement may be amended, supplemented, restated or renewed from time to time.
“Berth 121 Operating Agreement” means that certain Berth 121 Operating Agreement to be executed on the Closing Date by and among Carson Cogen, TRMC, the General Partner, the Partnership and the Operating Company, pursuant to which the Operating Company will provide services to manage and operate Berth 121, subject to the terms and conditions contained therein.
“Berth 121 Sublease” means the sublease of Berth 121 contemplated by the Berth 121 Sublease Rights Agreement upon receipt of the Long Beach Approval and the applicable Other Approvals.
“Berth 121 Sublease Rights Agreement” means that certain Berth 121 Sublease Rights Agreement to be executed on the Closing Date by and between Carson Cogen and TRMC.
“Berth 121 Use Agreement” means that certain Agreement for Use of Marine Terminal and Pipeline dated August 30, 1978, by and between Carson Cogen and Phillips 66, each as ultimate assignees.
“Bill of Sale” means that certain Bill of Sale, Assignment and Assumption to be executed on the Closing Date by Carson Cogen, TRMC, the General Partner and the Partnership in favor of the Operating Company, in the form attached hereto as Exhibit E.
“BP Closing Date” means June 1, 2013.
“BP Purchase and Sale Agreement” has the meaning set forth in the Recitals above.
“Carson Assets Indemnity Agreement” means that certain Carson Assets Indemnity Agreement to be executed on the Closing Date by and among Tesoro, TRMC, the General Partner, the Partnership and the Operating Company.
“Carson Cogen” has the meaning set forth in the introduction to this Agreement.
“Carson Cogen Distribution” has the meaning set forth in Section 2.1.
“Carson Coke Handling Facility” means the coke handling facility located on the Carson Products Terminal Complex, which receives coke produced by the Refinery, as well as certain other related assets and properties that are either located on the same parcel of real estate or used in connection therewith, and all contracts, permits, licenses and other intangible rights related to such assets to the extent assignable and to the extent used in connection with the ownership and operation of any of the other assets and properties described above, which assets are listed in detail on Exhibit A hereto.
“Carson Coke Handling Services Agreement” means that certain Carson Coke Handling Services Agreement to be executed on the Closing Date by and among TRMC, the General Partner, the Partnership and the Operating Company, pursuant to which the Operating Company shall perform certain coke handling services for TRMC at the Carson Coke Handling Facility.
“Carson Products Terminal” means the terminal located on the Carson Products Terminal Complex consisting of a covered two-bay truck loading rack, four active above-ground storage tanks, three tanks for additive, diesel, and oily water storage and one vapor recovery tank, as well as certain other related assets and properties that are either located on the same parcel of real estate or used in connection therewith, and all contracts, permits, licenses and other intangible rights related to such assets to the extent assignable and to the extent used in connection with the ownership and operation of any of the other assets and properties described above, which assets are listed in detail on Exhibit A hereto.
“Carson Products Terminal Complex” means the non-subdivided parcel of land located in Carson, California, comprised of the Carson Products Terminal, the Carson Coke Handling Facility, and the Licensed Terminal Lot.
“CDFG” means the California Department of Fish and Game.
“CDFG Approval” means the approval of the CDFG to the issuance of a COFR to the Operating Company.
“Closing” has the meaning set forth in Section 2.6.
“Closing Date” has the meaning set forth in Section 2.6.
“COFR” means the Certificate of Financial Responsibility filed with the CDFG with respect to oil spill contingency planning and financial responsibility for the applicable Assets.
“Coke Handling Facility Lease” means that certain Lease with respect to the Carson Coke Handling Facility to be executed on the Closing Date by and between the Operating Company and TRMC, pursuant to which the Operating Company will lease the Carson Coke Handling Facility to TRMC following the contributions contemplated by this Agreement.
“Commercial Agreements” means the Operating Agreements, the BAUTA, the Long Beach Berth Throughput Agreement, the Long Beach Storage Services Agreement, the Carson Coke Handling Services Agreement and the Amended and Restated MTSA.
“Common Unit” means a common unit representing a limited partner interest in the Partnership having the rights set forth in the Partnership Agreement.

“Conveyor Easement” means that certain Grant of Easement (Conveyor) to be executed on the Closing Date by and between TRMC and the Operating Company, granting TRMC access to the conveyor that delivers coke in and out of the Carson Coke Handling Facility.
“Co-Owned Pipeline 88 Interest” means that portion of Pipeline 88 that runs from the intersection of Sepulveda Boulevard and Figueroa Street, in the City of Los Angeles, to Los Angeles International Airport, and all contracts, permits, licenses, easements, rights-of-way, franchises and other intangible rights related to the ownership and use of such interest, jointly owned by Carson Cogen and Phillips 66 pursuant to the Airport Pipeline Ownership Agreement dated August 8, 1966, as such agreement may be amended, supplemented or restated from time to time.
“Cross-Defaulted Agreements” means the BAUTA, the Berth 121 Sublease, the Berth 121 Operating Agreement, the Terminal 2 Sublease, the Terminals 2 and 3 Ground Lease, and the Terminals 2 and 3 Operating Agreement.
“Excluded Assets and Liabilities” has the meaning set forth in Section 2.2(b).
“Execution Date” has the meaning set forth in the introduction to this Agreement.
“Fee-Owned Pipeline 88 Interest” means that portion of Pipeline 88 that runs from the Refinery to the intersection of Sepulveda Boulevard and Figueroa Street, in the City of Los Angeles, owned in fee by Carson Cogen, and all contracts, permits, licenses, easements, rights-of-way, franchises and other intangible rights related to such fee interest to the extent assignable and to the extent used in connection with the ownership and operation of such assets and properties described above, which assets are listed in detail on Exhibit A hereto.
“General Partner” has the meaning set forth in the introduction to this Agreement.
“General Partner Contribution” has the meaning set forth in Section 2.3(a).
“General Partner Unit” means a general partner unit representing a general partner interest in the Partnership having the rights set forth in the Partnership Agreement.
“Intended Tax Treatment” has the meaning set forth in Section 6.1.
“Licensed Terminal Lot” means that portion of the Carson Products Terminal Complex subject to the Shippers Transport License Agreement.
“Long Beach Approval” means, (a) with respect to Berth 121, the approval of the City of Long Beach of the ability of Carson Cogen to sublease the Berth 121 Port Lease to the Operating Company, and (b) with respect to Terminal 2, means the approval of the City of Long Beach of the ability of TRMC to sublease the Terminal 2 Port Lease to the Operating Company.
“Long Beach Berth Throughput Agreement” means that certain Long Beach Berth Throughput Agreement to be executed on the Closing Date by and among Carson Cogen, TRMC, the General Partner, the Partnership and the Operating Company, pursuant to which TRMC will agree to throughput a certain amount of crude oil and refined products at Berth 121,

Terminal 2 and certain assets acquired by the Operating Company pursuant to the Long Beach Contribution Agreement.
“Long Beach Contribution Agreement” means the Contribution, Conveyance and Assumption Agreement dated September 14, 2012, by and among Tesoro, Tesoro Refining and Marketing Company, a Delaware corporation and predecessor entity to TRMC, the General Partner, the Partnership and the Operating Company.
“Long Beach Pipeline Throughput Agreement” means that certain Long Beach Pipeline Throughput Agreement to be executed on the Closing Date by and between TRMC and the Operating Company, pursuant to which the Operating Company will provide transportation services with respect to the crude oil and refined petroleum product pipelines running both inbound and outbound from TRMC’s Los Angeles Refinery.
“Long Beach Storage Services Agreement” means that certain Long Beach Storage Services Agreement to be executed on the Closing Date by and among TRMC, the General Partner, the Partnership and the Operating Company, pursuant to which the Operating Company shall perform certain storage services for TRMC at Terminal 2 and Terminal 3.
“Material Adverse Effect” has the meaning set forth in Section 3.5(a).
“Operating Agreements” means the Berth 121 Operating Agreement and the Terminals 2 and 3 Operating Agreement.
“Operating Company” has the meaning set forth in the introduction to this Agreement.
“Other Approvals” means (i) with respect to Berth 121, the approval of Phillips 66 to the ability of Carson Cogen to assign the Berth 121 Use Agreement to the Operating Company and (ii) any other consents or approvals required to transfer the Assets.
“Partnership” has the meaning set forth in the introduction to this Agreement.
“Partnership Agreement” means the First Amended and Restated Agreement of Limited Partnership of the Partnership, dated as of April 26, 2011, as such agreement may be amended, supplemented or restated from time to time.
“Partnership Contribution” has the meaning set forth in Section 2.4.
“Partnership Group” has the meaning set forth in the Second Amended and Restated Omnibus Agreement.
“Partnership’s Credit Agreement” means the Amended and Restated Credit Agreement, dated as of January 4, 2013, among the Partnership, Bank of America, as administrative agent, L/C Issuer and lender, and the other lenders party thereto.
“Party” or “Parties” have the meanings given to those terms in the introduction to this Agreement.

“Permitted Liens” has the meaning set forth in Section 2.1.
“Phillips 66” means Phillips 66 Company, a Delaware corporation.
“Pipeline Easements” means (a) that certain Grant of Easement (Pipeline) granting TRMC an easement with respect to certain pipelines and related improvements upon the Carson Products Terminal Complex and (b) that certain Grant of Easement (Nine Pipelines) granting TRMC access to Operating Company property with respect to certain pipelines and related improvements running to and from TRMC’s sulfur recovery unit, each to be executed by the parties thereto on the Closing Date. .
“Pipeline 88” means the eight inch pipeline that carries jet fuel and runs from the Refinery to Los Angeles International Airport, comprised of the Fee-Owned Pipeline 88 Interest and the Co-Owned Pipeline 88 Interest.
“Refinery” means TRMC’s refinery located at 2350 East 223rd Street in Carson, California.
“Remedial Work” has the meaning given to that term in the BP Purchase and Sale Agreement, provided, however, for the purposes of this Agreement, such term does not include any of the BP Retained Liabilities (as defined in the BP Purchase and Sale Agreement).
“Rescission Event” has the meaning set forth in Section 5.1.
“Second Amended and Restated Omnibus Agreement” means that certain Second Amended and Restated Omnibus Agreement dated as of November 15, 2012, among Tesoro, TRMC, Tesoro Companies, Inc., Tesoro Alaska Company, the General Partner and the Partnership, as such agreement may be amended, supplemented or restated from time to time.
“Sellers” has the meaning given to that term in the BP Purchase and Sale Agreement.
“Shippers Transport License Agreement” means that certain Parking License Agreement dated as of May 13, 2011, by and between TRMC, as licensor, and Shippers Transport Express, Inc., a California corporation, as licensee.
“SoCal Transportation Services Agreement” means that certain Transportation Services Agreement to be executed on the Closing Date by and between TRMC and TSPC, pursuant to which TSPC will provide transportation services with respect to the 212 miles of crude oil, refined petroleum product and natural gas pipelines running both inbound and outbound from the Refinery.
“Terminal 2” means the marine terminal and storage facility that receives crude oil and other feedstocks from marine vessels for delivery to the Refinery and other third-party refineries and terminals, and receives refined and intermediate products from the Refinery for delivery to marine vessels, consisting of Berths 76, 77, 78, storage facilities with a combined shell capacity of approximately 1.6 million barrels and an office building.

“Terminal 2 Port Lease” means that certain Lease dated February 17, 1995, between TRMC and the City of Long Beach, a municipal corporation, acting by and through its Board of Harbor Commissioners, as such agreement may be amended, supplemented or restated from time to time.
“Terminal 2 Sublease” means the sublease of Terminal 2 contemplated by the Terminal 2 Sublease Rights Agreement upon receipt of the Long Beach Approval and the applicable Other Approvals.
“Terminal 2 Sublease Rights Agreement” means the certain Terminal 2 Sublease Rights Agreement to be executed on the Closing Date by and among TRMC, the General Partner, the Partnership and the Operating Company.
“Terminals 2 and 3 Ground Lease” means the lease of Terminal 2 and Terminal 3 contemplated by the Terminals 2 and 3 Ground Lease Rights Agreement.
“Terminals 2 and 3 Ground Lease Rights Agreement” means that certain Terminals 2 and 3 Ground Lease Rights Agreement to be executed on the Closing Date by and among TRMC, the General Partner, the Partnership and the Operating Company.
“Terminals 2 and 3 Operating Agreement” means that certain Terminals 2 and 3 Operating Agreement to be executed on the Closing Date by and among TRMC, the General Partner, the Partnership and the Operating Company, pursuant to which the Operating Company will provide services to manage and operate Terminal 2 and Terminal 3, subject to the terms and conditions contained therein.
“Terminal 3” means the storage facility located across the channel from Terminal 2 at the Port of Long Beach, California, with a shell capacity of approximately 336,000 barrels.
“Tesoro” has the meaning set forth in the introduction to this Agreement.
“Tranche 1 Contribution Agreement” has the meaning set forth in the Recitals above.
“Transaction Documents” has the meaning set forth in Section 3.5(a).
“TRMC” has the meaning set forth in the introduction to this Agreement.
“TRMC Contribution” has the meaning set forth in Section 2.2(a).
“TSPC” means Tesoro Socal Pipeline Company, LLC, a Delaware limited liability company and wholly-owned subsidiary of TRMC.
“TSPC Assets” means the Carson Logistics and Marketing Terminals Pipeline Systems and the Carson Logistics and Marketing Terminals Pipeline Systems ROWs, each as defined in the BP Purchase and Sale Agreement.
“TSPC Equity” means one hundred percent (100%) of the outstanding membership interests of TSPC.

“Underlying Leases” means the Berth 121 Port Lease and the Terminal 2 Port Lease.
ARTICLE II
DISTRIBUTION, CONTRIBUTIONS AND ACKNOWLEDGEMENTS
Section 2.1    Distribution by Carson Cogen to TRMC. Effective as of the Closing Date, Carson Cogen hereby distributes to TRMC, its successors and its assigns, for its and their own use forever, the entire right, title, interest, responsibilities, coverages and liabilities of Carson Cogen in and to the Fee-Owned Pipeline 88 Interest, including any responsibilities, coverages and liabilities under any permit or licenses included in such assets, free and clear of all liens and encumbrances of any kind or nature, other than as set forth on Exhibit B to this Agreement (the “Permitted Liens”). The distribution described in this Section 2.1 shall be referred to in this Agreement as the “Carson Cogen Distribution.” Effective as of the Closing Date, TRMC accepts the Carson Cogen Distribution pursuant to this Section 2.1.
Section 2.2    Conveyances by TRMC to the General Partner.
(a)    Effective as of the Closing Date, TRMC hereby assigns, transfers, contributes, grants, bargains, conveys, sets over and delivers to the General Partner, its successors and its assigns, for its and their own use forever, the entire right, title, interest, responsibilities, coverages and liabilities of TRMC in and to the Assets as set forth in this Agreement, including any responsibilities, coverages and liabilities under any permit or license included in the Assets, free and clear of all liens and encumbrances of any kind or nature, other than the Permitted Liens. The contribution described in this Section 2.2(a) shall be referred to in this Agreement as the “TRMC Contribution.” TRMC makes the TRMC Contribution in exchange for the issuance as of the Closing Date of an additional membership interest in the General Partner equal to the percentage increase in the capital of the General Partner based on the value of the TRMC Contribution, and the General Partner accepts the TRMC Contribution, as a contribution to the capital of the General Partner.
(b)    The Parties hereby acknowledge and agree that TRMC owns certain assets and properties (including any and all petroleum and hydrocarbon inventory) and has certain responsibilities, coverages and liabilities that might otherwise be considered as part of the Assets as set forth on Exhibit C to this Agreement (collectively, the “Excluded Assets and Liabilities”), and that the Excluded Assets and Liabilities are being retained by TRMC and are not being contributed or transferred as part of the TRMC Contribution.
Section 2.3    Conveyances by the General Partner to the Partnership.
(a)    Effective as of the Closing Date and immediately after the completion of the TRMC Contribution, the General Partner hereby assigns, transfers, contributes, grants, bargains, conveys, sets over and delivers to the Partnership, its successors and its assigns, for its and their own use forever, the entire right, title, interest, responsibilities, coverages and liabilities of the General Partner in and to the Assets, including any responsibilities, coverages and liabilities under any permit or license included in such Assets, free and clear of all liens and encumbrances of any kind or nature, other than the Permitted Liens. The contribution described in this Section 2.3(a) shall be referred to in this Agreement as the “General Partner Contribution.”
(b)    The General Partner shall make the General Partner Contribution in exchange for the distribution or issuance by the Partnership of the following as of the Closing Date in consideration of the conveyance and transfer of all of the Assets and the environmental indemnity from TRMC set forth in the Carson Assets Indemnity Agreement:
(i)    a distribution of $585 million in cash;
(ii)    the issuance to the General Partner of a number of General Partner Units in the Partnership with a value equal to a percentage of $65 million necessary to maintain the General Partner’s two percent (2%) general partner interest in the Partnership, which unit price shall be based on the average closing price of the Common Units for the last ten (10) trading days prior to the Closing Date and which number of units shall be rounded up to the next highest number of whole units; and
(iii)    the issuance to the General Partner of a number of Common Units with a value equal to a percentage (determined by one minus the percentage used in Section 2.3(b)(ii)) of $65 million, which unit price shall be based on the average closing price of the Common Units for the last ten (10) trading days prior to the Closing Date and which number of units shall be rounded down to the next lowest number of whole units.
(c)    With respect to the distribution of the $585 million in cash referenced in Section 2.3(b)(i), the Partnership shall borrow up to $275 million under the Partnership’s Credit Agreement, which borrowed funds shall be distributed in cash to the General Partner by wire transfer of such funds directly from the applicable lender under the Partnership’s Credit Agreement to an account designated by the General Partner. After such distribution by the Partnership, Tesoro will execute the ten-year promissory note described in Section 2.7(e) and the General Partner will provide pursuant thereto a loan of up to $275 million to Tesoro. The General Partner’s loan to Tesoro will be made by a wire transfer from the General Partner to an account designated by Tesoro. The portion of the distribution to the General Partner in excess of amounts distributed out of debt proceeds shall be made to reimburse TRMC and the General Partner for capital expenditures described in Section 1.707-4(d) of the Treasury Regulations to the extent such distribution does not exceed the amount of capital expenditures described in Section 1.707-4(d) of the Treasury Regulations.
(d)    The Partnership accepts the General Partner Contribution, including the General Partner’s interest in the Commercial Agreements, the Terminal 2 Sublease Rights Agreement and the Terminals 2 and 3 Ground Lease Rights Agreement, as a contribution to the capital of the Partnership.
Section 2.4    Conveyances by the Partnership to the Operating Company. Effective as of the Closing Date and immediately after the General Partner Contribution, the Partnership hereby assigns, transfers, contributes, grants, bargains, conveys, sets over and delivers to the

Operating Company, its successors and its assigns, for its and their own use forever, the entire right, title, interest, responsibilities, coverages and liabilities of the Partnership in and to the Assets, including any responsibilities, coverages and liabilities under any permit or license included in the Assets, free and clear of all liens and encumbrances of any kind or nature, other than the Permitted Liens. The contribution described in this Section 2.4 shall be referred to in this Agreement as the “Partnership Contribution.” The Partnership hereby makes the Partnership Contribution as a capital contribution to the capital of the Operating Company and the Operating Company hereby accepts the Partnership Contribution, including the Partnership’s interest in the Commercial Agreements and the Terminal 2 Sublease Rights Agreement, as a contribution to the capital of the Operating Company.
Section 2.5    Conveyances of Remaining Assets, if any. If any of the Assets are not conveyed as of the Closing Date due to TRMC awaiting the requisite consents to such conveyance and transfer, including the Berth 121 Sublease until the receipt of the Long Beach Approval and the applicable Other Approvals, TRMC agrees to use its reasonable commercial efforts to promptly obtain, or cause to be obtained, any written consents necessary to convey to the Operating Company, in accordance with the procedures in this Article II, the benefit thereof, it being understood that, except with respect to the Berth 121 Sublease, such reasonable commercial efforts shall not include any requirement to offer or grant financial accommodations to any third party or to remain secondarily liable with respect to such items. TRMC shall cooperate with the Operating Company in such manner as may be reasonably requested in connection therewith, including without limitation, active participation in visits to and meetings, discussions and negotiations with all persons or entities with the authority to grant or withhold consent. To the extent that any such consents cannot be obtained and could cause a default or forfeiture of rights, the portion of the Assets for which such consent is required shall be deemed not conveyed or transferred until such required consent is obtained. During the period before such consent is obtained, the Operating Company shall provide operating services with respect to such Assets, and in such instance, TRMC and the Operating Company will use their reasonable commercial efforts to take such actions as may be possible without violation or breach of any such nonassignable items to effectively grant the Operating Company the economic benefits of, and impose upon the Operating Company the economic burdens of, such items. The Parties shall convey and transfer any such Assets to which this Section 2.5 applies upon the receipt of the required consents in the same fashion and manner as required by this Article II for the Assets conveyed and transferred as of the Closing Date.
Section 2.6    Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of the Partnership, located at 19100 Ridgewood Parkway, San Antonio, Texas, on a date mutually agreed by the Parties in writing (the “Closing Date”).
Section 2.7    Conditions Precedent. The obligation of the Parties to consummate the transactions contemplated herein is subject to the satisfaction, or waiver, as appropriate, of the following conditions precedent:
(a)    receipt by the Parties of all permits, consents, approvals, authorizations, orders, registrations, filings or qualifications of or with any court, governmental agency or body having jurisdiction over Parties required in connection with the execution, delivery and performance of the Transaction Documents;
(b)    the execution and delivery by an officer of each of the Parties of a certificate to the effect that (i) the representations and warranties contained in this Agreement are true and correct in all respects on and as of the Closing Date, as though made on and as of the Closing Date and (ii) each condition specified in this Section 2.7 is satisfied in all respects;
(c)    the execution and delivery by the respective parties thereto of the following documents:
(i)    the Commercial Agreements;
(ii)    the Berth 121 Sublease Rights Agreement;
(iii)    the Terminal 2 Sublease Rights Agreement;
(iv)    the Terminals 2 and 3 Ground Lease Rights Agreement;
(v)    the Amended and Restated Schedules to the Amended and Restated Operational Services Agreement;
(vi)    the Amended and Restated Schedules to the Second Amended and Restated Omnibus Agreement;
(vii)    the Amendment No. 1 to the Tranche 1 Contribution Agreement;
(viii)    the Amendment No. 2 to the Omnibus Agreement;
(ix)    the Carson Assets Indemnity Agreement;
(x)    the Coke Handling Facility Lease;
(xi)    the SoCal Transportation Services Agreement;
(xii)    the Long Beach Pipeline Throughput Agreement;
(xiii)    the Pipeline Easements;
(xiv)    the Conveyor Easement; and
(xv)    the Amended and Restated Oil Spill Contingency Agreement;
(d)    Simmons & Company International, the financial advisor to the conflicts committee of the board of directors of the General Partner, shall have delivered, and not withdrawn, its fairness opinion;

(e)    the execution and delivery by Tesoro to the General Partner of a ten-year promissory note, in the form attached as Exhibit D to this Agreement, to evidence the funds loaned by the General Partner to Tesoro pursuant to Section 2.3(c);
(f)    the execution and delivery by Parties and the parties to the other Transaction Documents of a closing escrow agreement to effect the closing into escrow with McGuireWoods LLP of all the Transaction Documents related to the contribution of the Assets;
(g)    the execution and delivery by Carson Cogen, TRMC, the General Partner, the Partnership and the Operating Company of all documents and instruments necessary and appropriate to convey the Assets to the Operating Company, including a Grant Deed and Bill of Sale and other customary forms as may be agreed by the Parties; for the avoidance of doubt, the conveyance of title to any Assets from Carson Cogen or TRMC, as applicable, to the Operating Company and assumption of the specified obligations by the Operating Company is solely to minimize the need for additional conveyance documents and instruments; the intent of the Parties (and the intended treatment of the transactions contemplated hereby) is for Carson Cogen to distribute the Fee-Owned Pipeline 88 Interest to TRMC pursuant to Section 2.1, for TRMC to convey the applicable Assets to the General Partner pursuant to Section 2.2, for the General Partner to convey the applicable Assets to the Partnership pursuant to Section 2.3 and for the Partnership to convey the applicable Assets to the Operating Company pursuant to Section 2.4; the Carson Cogen Distribution, and the conveyance of the Assets by TRMC, the General Partner and the Partnership to the Operating Company, is not intended to be treated as a sale for tax or any other purposes;
(h)    the execution and delivery by TRMC and the Operating Company of consent and assignment agreements for the assignment of certain contracts listed on Exhibit A, all in form and substance satisfactory to the parties thereto; and
(i)    the release of TSPC as guarantor, in any capacity, under any and all documents related to the indebtedness of Tesoro, or any documents executed in connection therewith.
ARTICLE III
REPRESENTATIONS
Section 3.1    Representations of TRMC. TRMC hereby represents and warrants to the General Partner, the Partnership and the Operating Company as follows as of the Execution Date and Closing Date:
(a)    that TRMC owns and shall transfer to the General Partner, good and valid title to the TSPC Equity free and clear of any encumbrances;
(b)    that a true, correct and complete copy of the Terminal 2 Port Lease and any amendments thereto have been previously delivered to the General Partner, the Partnership and the Operating Company; and

(c)    that there have been no amendments to the BP Purchase and Sale Agreement in the period between the BP Closing Date and, as applicable, the Execution Date or Closing Date.
Section 3.2    Representations of Carson Cogen. Carson Cogen hereby represents and warrants to the General Partner, the Partnership and the Operating Company as follows as of the Execution Date and Closing Date, that true, correct and complete copies of the Berth 121 Port Lease and the Berth 121 Use Agreement, along with any schedules, exhibits or amendments thereto, have been previously delivered to the General Partner, the Partnership and the Operating Company.
Section 3.3    Representation of the General Partner. The General Partner hereby represents and warrants to TRMC as of the Execution Date and Closing Date that the General Partner has full power and authority to act as general partner of the Partnership in all material respects.
Section 3.4    Representation of the Partnership. The Partnership hereby represents and warrants to the General Partner and Tesoro as of the Execution Date and Closing Date that the Common Units and the General Partner Units of the Partnership issued to the General Partner pursuant to Section 2.3(b) have been duly authorized for issuance and sale to the General Partner and, when issued and delivered by the Partnership pursuant to this Agreement against payment of the consideration set forth herein, will be validly issued and fully paid (to the extent required under the Partnership Agreement) and nonassessable (except as such nonassessability may be affected by matters described in Sections 17-607 and 17-804 of the Delaware Limited Partnership Act).
Section 3.5    Representations of the Parties. Each Party represents and warrants, severally as to only itself and not jointly, to the other Parties as of the Execution Date and Closing Date:
(a)    The applicable Party has been duly formed or incorporated and is validly existing as a limited partnership, limited liability company or corporation, as applicable, in good standing under the laws of its jurisdiction of organization with full power and authority to enter into and perform its obligations under this Agreement and the other documents contemplated herein (the “Transaction Documents”) to which it is a party, to own or lease and to operate its properties currently owned or leased or to be owned or leased and to conduct its business. The applicable Party is duly qualified to do business as a foreign corporation, limited liability company or limited partnership, as applicable, and is in good standing under the laws of each jurisdiction which requires such qualification, except where the failure to be so qualified or registered would not have a material adverse effect on the condition (financial or otherwise), prospects, earnings, business or properties, taken as a whole, whether or not arising from transactions in the ordinary course of business, of such Party (a “Material Adverse Effect”).
(b)    The applicable Party has all requisite power and authority to execute and deliver the Transaction Documents to which it is a party and perform its respective obligations thereunder. All corporate, partnership and limited liability company action, as the case may be, required to be taken by the applicable Party or any of its stockholders, members or partners for the execution and delivery by the applicable Party of the Transaction Documents to which it is a party and the consummation of the transactions contemplated thereby has been validly taken.
(c)    For the applicable Party, each of the Transaction Documents to which it is a party is a valid and legally binding agreement of such Party, enforceable against such Party in accordance with its terms, except (i) as the enforceability thereof may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws relating to or affecting creditors’ rights generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law) and (ii) that the indemnity, contribution and exoneration provisions contained in any of the Transaction Documents may be limited by applicable laws and public policy.
(d)    Neither the execution, delivery and performance of the Transaction Documents by the applicable Party that is a party thereto nor the consummation of the transactions contemplated by the Transaction Documents conflict or will conflict with, or result or will result in, a breach or violation of or a default under (or an event that, with notice or lapse of time or both would constitute such an event), or imposition of any lien, charge or encumbrance upon any property or assets of any of the applicable Party pursuant to (i) the partnership agreement, limited liability company agreement, certificate of limited partnership, certificate of formation or conversion, certificate or articles of incorporation, bylaws or other constituent document of the applicable Party, (ii) the terms of any indenture, contract, lease, mortgage, deed of trust, note agreement, loan agreement or other agreement, obligation, condition, covenant or instrument to which the applicable Party is a party or bound or to which its property is subject or (iii) any statute, law, rule, regulation, judgment, order or decree applicable to the applicable Party of any court, regulatory body, administrative agency, governmental body, arbitrator or other authority having jurisdiction over such Party or any of its properties in a proceeding to which it or its property is a party, except in the case of clause (ii), liens, charges or encumbrances arising under security documents for the collateral pledged under such Party’s applicable credit agreements and except in the case of clause (iii), where such breach or violation would not reasonably be expected to have a Material Adverse Effect.
(e)    No permit, consent, approval, authorization, order, registration, filing or qualification of or with any court, governmental agency or body having jurisdiction over the applicable Party or any of its properties or assets is required in connection with the execution, delivery and performance of the Transaction Documents by the applicable Party, the execution, delivery and performance by the applicable Party that is a party thereto of its respective obligations under the Transaction Documents or the consummation of the transactions contemplated by the Transaction Documents other than (i) any filing related to the sale of the Common Units under this Agreement with federal or state securities laws authorities, (ii) consents that have been obtained and (iii) consents where the failure to obtain such consent would not reasonably be expected to have a Material Adverse Effect.
(f)    No action, suit, proceeding, inquiry or investigation by or before any court or governmental or other regulatory or administrative agency, authority or body or any arbitrator involving the applicable Party or its property is pending or, to the knowledge of the applicable Party, threatened or contemplated that (i) would individually or in the aggregate reasonably be expected to have a material adverse effect on the performance of the Transaction Documents or the consummation of any of the transactions contemplated therein, or (ii) would individually or in the aggregate reasonably be expected to have a Material Adverse Effect.
ARTICLE IV
COVENANTS AND INDEMNIFICATION
Section 4.1    Further Assurances. From time to time after the Execution Date, and without any further consideration, the Parties agree to execute, acknowledge and deliver all such additional deeds, assignments, bills of sale, conveyances, instruments, notices, releases, acquittances and other documents, and to do all such other acts and things, all in accordance with applicable law, as may be necessary or appropriate (a) more fully to assure that the applicable Parties own all of the properties, rights, titles, interests, estates, remedies, powers and privileges granted by this Agreement, or which are intended to be so granted, (b) more fully and effectively to vest in the applicable Parties and their respective successors and assigns beneficial and record title to the interests contributed and assigned by this Agreement or intended to be so contributed and assigned (including any actions required to effect the assignment and conveyance of the Assets as of the Closing Date and to obtain the CDFG Approval, the Long Beach Approval and the Other Approvals), and (c) more fully and effectively to carry out the purposes and intent of this Agreement. Further, each Party shall grant to the other Party and their respective agents and representatives access to their respective property after the Execution Date during normal business hours and subject to standard safety and security procedures of the applicable Party for purposes of the operation of their respective businesses, as contemplated hereunder and under the documents referenced herein.
Section 4.2    Covenants pursuant to BP Purchase and Sale Agreement. As of the Closing Date, in connection with the contributions detailed in Article II, TRMC shall assign to the General Partner and the General Partner shall assume, the General Partner shall assign to the Partnership and the Partnership shall assume, and the Partnership shall assign to the Operating Company and the Operating Company shall assume, all of TRMC’s rights and obligations under the BP Purchase and Sale Agreement relating to the applicable Assets contributed to the Operating Company and the TSPC Assets. For the avoidance of doubt, it is the intention of the Parties that the only obligations to be assumed by the Operating Company pursuant to this Agreement are those that specifically relate to such assets to be contributed, meaning that it is intended that the Operating Company shall not assume any obligations of TRMC not specifically tied to the applicable Assets or the TSPC Assets (for example, and not by way of limitation, any obligations with respect to any of the representations and warranties of TRMC in the BP Purchase and Sale Agreement, any obligations with respect to “Assumed Liabilities” (as defined in the BP Purchase and Sale Agreement) that do not specifically relate to the applicable Assets, the TSPC Assets or with respect to TRMC’s obligations with respect to Remedial Work. For convenience, the Parties agree that the assumption of obligations set forth in this Section 4.2 will be evidenced by the Bill of Sale. Notwithstanding the foregoing, the assignment of TRMC’s rights under the BP Purchase and Sale Agreement as part of the Assets and the assumption of TRMC’s obligations pursuant to this Section 4.2 does not include any rights or obligations TRMC may have with respect to the adjustments to the Purchase Price (as defined in the BP Purchase and Sale Agreement) contained in Section 5.4 or Article 11 of the BP Purchase and Sale Agreement. Any adjustments undertaken by TRMC or the Sellers with respect to those provisions of the BP Purchase and Sale Agreement shall be solely for the benefit or burden of TRMC.
Section 4.3    Approvals. The Parties will act with reasonable diligence to obtain the Long Beach Approval and the CDFG Approval as soon as reasonably practicable under terms and procedures consistent with the State of California requirements. TRMC and Carson Cogen will act with reasonable diligence to seek to obtain the Other Approvals on terms and conditions acceptable to TRMC and Carson Cogen in their reasonable discretion.
Section 4.4    Cooperation on Sublease. The Parties shall cooperate and use commercially reasonable efforts to have a sublease for each of the Underlying Leases approved by the City of Long Beach at the earliest practicable time. In this regard, the Operating Company shall provide such forms of financial security and meet other requirements as may be reasonably required by the City of Long Beach and the State of California, consistent with the terms of the Underlying Leases, each sublease of the Underlying Leases and applicable law and regulations.
Section 4.5    Certain Indemnification. Except for claims for indemnification for a breach of this Agreement, the Parties acknowledge and agree that any and all claims for indemnification with respect to the Assets and the TSPC Assets shall be governed by the terms of the Carson Assets Indemnity Agreement.
Section 4.6    Licensed Terminal Lot. Any time after the Closing Date, TRMC may request that the Operating Company terminate the Shippers Transport License Agreement and enter into a License Agreement with TRMC, upon terms and conditions to be agreed upon by TRMC and the Operating Company, to provide TRMC the use of the Licensed Terminal Lot. If TRMC makes such a request of the Operating Company, TRMC shall reimburse the Operating Company for any costs and expenses incurred by the Operating Company in terminating the Shippers Transport License Agreement.
Section 4.7    Contribution of Fee-Owned Pipeline 88 Interest. At Closing, the Operating Company shall contribute the Fee-Owned Pipeline 88 Interest to TSPC.
Section 4.8    Carson Cogen and the Berth 121 Port Lease.
(a)    As soon as practicable after the Closing Date, TRMC shall use commercially reasonable efforts to obtain the consent of the City of Long Beach to convert Carson Cogen into a limited liability company.
(b)    Upon receipt of the Long Beach Approval and the applicable Other Approvals, TRMC shall assign the right to enter into the Berth 121 Sublease to the General Partner, the General Partner shall assign such right to the Partnership and the Partnership shall assign such right to the Operating Company, and, subject to Article V, the Operating Company shall execute the Berth 121 Sublease with Carson Cogen.

ARTICLE V
RECISSION OF BERTH 121 AND TERMINALS 2 AND 3; REPURCHASE OF PIPELINE 88
Section 5.1    Rescission. A “Rescission Event” means:
(a)    with respect to Berth 121, during the term of the Berth 121 Operating Agreement, the occurrence of any of the following events:
(i)    the issuance of a final determination by the City of Long Beach, after the exhaustion of all possible administrative appeals within the applicable agency, (A) to refuse to sublease to the Operating Company, as designee from TRMC, the Berth 121 Port Lease or (B) to impose conditions upon such sublease of the Berth 121 Port Lease that are unacceptable to the Operating Company and not consistent with the current terms thereof (other than increased rent, in accordance with current standards);
(ii)    the termination, cancellation or expiration of the Berth 121 Port Lease for any reason;
(iii)    the amendment of the Berth 121 Use Agreement by Carson Cogen on terms that are unacceptable to the Operating Company in its reasonable discretion; or
(iv)    the failure to obtain the Long Beach Approval and any applicable Other Approvals to allow the Operating Company to execute the sublease of the Berth 121 Port Lease as detailed above as of the fifth (5th) anniversary of the Closing Date;
(b)    with respect to Berth 121, during the term of the sublease of the Berth 121 Port Lease to the Operating Company, as designee of TRMC, the occurrence of any of the following events:
(i)     the termination, cancellation or expiration of the Berth 121 Port Lease for any reason other than a breach by the Operating Company of any of the Cross-Defaulted Agreements; or
(ii)    the termination, cancellation or expiration of the sublease of the Berth 121 Port Lease in accordance with its terms for any reason other than a breach by the Operating Company of any of the Cross-Defaulted Agreements.
(c)    with respect to Terminal 2 and Terminal 3, during the term of the Terminals 2 and 3 Operating Agreement, the occurrence of any of the following events:
(i)    the issuance of a final determination by the City of Long Beach, after the exhaustion of all possible administrative appeals within the applicable agency, (A) to refuse to sublease to the Operating Company the Terminal 2 Port Lease or (B) to impose conditions upon the sublease of Terminal 2 Port Lease that are unacceptable to the Operating Company and not consistent with the current terms thereof (other than increased rent, in accordance with current standards);
(ii)    the termination, cancellation or expiration of the Terminal 2 Port Lease for any reason; or
(iii)    the failure to obtain the Long Beach Approval and any applicable Other Approvals to allow the Operating Company to execute the sublease of the Terminal 2 Port Lease as detailed above as of the fifth (5th) anniversary of the Closing Date;
(d)    with respect to Terminal 2 and Terminal 3, during the term of the sublease of the Terminal 2 Port Lease to the Operating Company, the occurrence of any of the following events:
(i)    the termination, cancellation or expiration of the Terminal 2 Port Lease for any reason other than a breach by the Operating Company of any of the Cross-Defaulted Agreements; or
(ii)    the termination, cancellation or expiration of the sublease of the Terminal 2 Port Lease in accordance with its terms for any reason other than a breach by the Operating Company of any of the Cross-Defaulted Agreements.
Section 5.2    Notice and Effect of Rescission. Upon the occurrence of a Rescission Event, the Operating Company shall have the right, but not the obligation, to rescind the contribution of interests in Berth 121 or Terminal 2 and Terminal 3, as applicable to the Rescission Event, as contemplated by this Agreement by providing written notice to TRMC. Upon receipt by TRMC of the Operating Company’s written notice:
(a)    Tesoro shall repay the loan specified in Section 2.7(e) to the General Partner to the extent the consideration is repaid pursuant to Section 5.2(b).
(b)    A portion of the consideration received by the General Partner from the Partnership pursuant to Section 2.3(b) shall be repaid to the Partnership as follows: the General Partner shall repay (i) the amount set forth on Exhibit F with respect to Berth 121 or Terminal 2 and Terminal 3, as applicable to the Rescission Event, (ii) less the share of such amount that is attributable to the term before the Rescission Event, amortized on a ten (10) year straight-line basis calculated from the Closing Date through the date of the occurrence of the Rescission Event, (iii) less any amounts received by the Operating Company from any person or entity as a result of casualty or condemnation of the applicable asset.
(c)    The Parties shall file any documents or instruments necessary or appropriate with federal, state or local governmental authorities to cancel the transactions contemplated by this Agreement related to the assets subject to the Rescission Event, including, but not limited to, conveyance documents related to the assets subject to the Rescission Event to nullify the transactions that occurred on the Closing Date;

(d)    The Parties shall amend or terminate, as applicable, and shall cause all their Affiliates (as defined in the Amended and Restated Omnibus Agreement) to amend or terminate, as applicable, any agreements (or portions of inter-company agreements), that were entered into or amended in connection with the transactions contemplated in this Agreement with respect to the assets subject to the Rescission Event to be as such agreements existed prior to the Closing Date;
(e)    Notwithstanding the foregoing in this Section 5.2, (i) the Common Units and General Partner Units issued pursuant to Section 2.3(b) shall remain outstanding and (ii) any indemnities that existed in any applicable agreement related to the assets subject to the Rescission Event prior to the Closing Date and before the Operating Company’s ownership and operation of such assets for the period between Closing Date and the date of rescission will survive the rescission.
(f)    Any revenues earned and expenses incurred by any Party related to the assets subject to the Rescission Event from the Closing Date through the date of rescission shall not be refunded or reimbursed.
Section 5.3    Pipeline 88 Repurchase Option
(a)    If at any time within ten (10) years after the Closing Date, TSPC ceases to provide services to TRMC under the SoCal Transportation Services Agreement with respect to the Fee-Owned Pipeline 88 Interest, the Operating Company may deliver written notice to TRMC of its intent to cause TSPC to transfer the Fee-Owned Pipeline 88 Interest back to TRMC. The consideration to be paid by TRMC to the Operating Company or TSPC for such repurchase shall be the fair market value of the Fee-Owned Pipeline 88 Interest as determined by the same process as in Section 2.3 of the Amended and Restated Omnibus Agreement.
(b)    Upon determination of the applicable repurchase price pursuant to Section 5.3(a), the Parties shall execute documents and instruments necessary and appropriate to convey the Fee-Owned Pipeline 88 Interest to TRMC, which documents and instruments shall be in form and substance satisfactory to TRMC and the General Partner. Such purchase shall be consummated on a mutually agreeable date within ninety (90) days after the determination of the repurchase price pursuant to Section 5.3(a).
ARTICLE VI
MISCELLANEOUS
Section 6.1    Tax Treatment. The Parties agree that the sublease of the Berth 121 Port Lease and the sublease of the Terminal 2 Port Lease are intended for U.S. federal income tax purposes (and, where applicable, state and local income tax purposes) to be treated as a contribution of the Berth 121 Port Lease and Terminal 2 Port Lease, respectively, by Tesoro (as a result of TRMC and General Partner each being disregarded as entities separate from Tesoro) to the Partnership (as a result of Operating Company being disregarded as an entity separate from Partnership) in exchange for the applicable portion of the distribution and issuance described in Section 2.3(b) (the “Intended Tax Treatment”). Except as required by applicable law, the Parties shall prepare and file all applicable tax returns in a manner consistent with the Intended Tax

Treatment and shall not agree to any proposed settlement or adjustment with respect thereto with any tax authority without first obtaining the written consent of the other Parties.
Section 6.2    Costs. Each Party shall pay its own costs and expenses with respect to the transactions contemplated by this Agreement; except as follows:
(a)    the Operating Company and TRMC shall each pay one-half of (i) the sales, use and similar transfer taxes arising out of the contributions, conveyances and deliveries to be made under Article II, (ii) all documentary, filing, recording, transfer, deed and conveyance taxes and fees required in connection therewith, (iii) legal fees and costs of McGuireWoods LLP and Fulbright & Jaworski LLP, and (iv) any other customary closing costs associated with the contributions of the Assets; and
(b)    the Partnership shall pay all of the costs and expenses of the conflicts committee of the board of directors of the General Partner, including, but not limited to, the advisory and legal fees and costs of Andrews Kurth LLP, Simmons & Company International and Mustang Engineering.
Section 6.3    Headings; References; Interpretation. All Article and Section headings in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any of the provisions hereof. The words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole, including, without limitation, all Schedules and Exhibits attached hereto, and not to any particular provision of this Agreement. All references herein to Articles, Sections, Schedules and Exhibits shall, unless the context requires a different construction, be deemed to be references to the Articles and Sections of this Agreement and the Schedules and Exhibits attached hereto, and all such Schedules and Exhibits attached hereto are hereby incorporated herein and made a part hereof for all purposes. All personal pronouns used in this Agreement, whether used in the masculine, feminine or neuter gender, shall include all other genders, and the singular shall include the plural and vice versa. The use herein of the word “including” following any general statement, term or matter shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not non-limiting language (such as “without limitation,” “but not limited to” or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that could reasonably fall within the broadest possible scope of such general statement, term or matter.
Section 6.4    Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and assigns.
Section 6.5    No Third Party Rights. The provisions of this Agreement are intended to bind the Parties as to each other and are not intended to and do not create rights in any other person or confer upon any other person any benefits, rights or remedies, and no person is or is intended to be a third party beneficiary of any of the provisions of this Agreement.
Section 6.6    Counterparts. This Agreement may be executed in any number of counterparts (including facsimile or .pdf copies) with the same effect as if all Parties had signed the same document. All counterparts shall be construed together and shall constitute one and the same instrument.
Section 6.7    Applicable Law; Forum, Venue and Jurisdiction. This Agreement shall be construed in accordance with and governed by the laws of the State of Texas, without regard to the principles of conflicts of law. Each of the Parties (a) irrevocably agrees that any claims, suits, actions or proceedings arising out of or relating in any way to this Agreement shall be exclusively brought in any federal court of competent jurisdiction situated in the United States District Court for the Western District of Texas, San Antonio Division, or if such federal court declines to exercise or does not have jurisdiction, in the district court of Bexar County, Texas, in each case regardless of whether such claims, suits, actions or proceedings sound in contract, tort, fraud or otherwise, are based on common law, statutory, equitable, legal or other grounds, or are derivative or direct claims, (b) irrevocably submits to the exclusive jurisdiction of the United States District Court for the Western District of Texas, San Antonio Division, or if such federal court declines to exercise or does not have jurisdiction, of the district court of Bexar County, Texas in connection with any such claim, suit, action or proceeding, (c) agrees not to, and waives any right to, assert in any such claim, suit, action or proceeding that (i) it is not personally subject to the jurisdiction of the United States District Court for the Western District of Texas, San Antonio Division, or the district court of Bexar County, Texas, or of any other court to which proceedings in such courts may be appealed, (ii) such claim, suit, action or proceeding is brought in an inconvenient forum, or (iii) the venue of such claim, suit, action or proceeding is improper, (d) expressly waives any requirement for the posting of a bond by a party bringing such claim, suit, action or proceeding and (e) consents to process being served in any such claim, suit, action or proceeding by mailing, certified mail, return receipt requested, a copy thereof to such party at the address in effect for notices hereunder or by personal service within or without the State of Texas, and agrees that service in such forms shall constitute good and sufficient service of process and notice thereof; provided, however, that nothing in clause (e) hereof shall affect or limit any right to serve process in any other manner permitted by law.
Section 6.8    Severability. If any of the provisions of this Agreement are held by any court of competent jurisdiction to contravene, or to be invalid under, the laws of any political body having jurisdiction over the subject matter hereof, such contravention or invalidity shall not invalidate the entire Agreement. Instead, this Agreement shall be construed as if it did not contain the particular provision or provisions held to be invalid and an equitable adjustment shall be made and necessary provision added so as to give effect to the intention of the Parties as expressed in this Agreement at the time of execution of this Agreement.
Section 6.9    Amendment or Modification. This Agreement may be amended or modified from time to time only by the written agreement of all the Parties. Each such instrument shall be reduced to writing and shall be designated on its face as an amendment to this Agreement. Notwithstanding anything in the foregoing to the contrary, any amendment executed by the Partnership or any of its subsidiaries shall not be effective unless and until the execution of such amendment has been approved by the conflicts committee of the General Partner’s board of directors.
Section 6.10    Integration. This Agreement, together with the Schedules and Exhibits referenced herein, constitutes the entire agreement among the Parties pertaining to the subject matter hereof and supersedes all prior agreements and understandings of the Parties in connection therewith. The Parties acknowledge that they have executed other agreements as of the BP Closing Date and will execute other documents as of the Closing Date. In the event of conflict with regard to the subject matter hereof between such agreements and this Agreement (together with the Schedules and Exhibits hereto), this Agreement (together with the Schedules and Exhibits hereto) shall control.
Section 6.11    Specific Performance. The Parties agree that money damages may not be a sufficient remedy for any breach of this Agreement and that in addition to any other remedy available at law or equity, the Parties shall be entitled to seek specific performance and injunctive or other equitable relief as a remedy for any Party’s breach of this Agreement. The Parties agree that no bond shall be required for any injunctive relief in connection with a breach of this Agreement.
Section 6.12    Deed; Bill of Sale; Assignment. To the extent required and permitted by applicable law, this Agreement shall also constitute a “deed,” “bill of sale” or “assignment” of the assets and interests referenced herein. For the avoidance of doubt, the Carson Cogen Distribution and the conveyance of the Assets from TRMC, the General Partner or the Partnership to the Operating Company is not intended to be treated as a sale for tax or any other purposes.
Section 6.13    Notice. All notices or requests or consents provided for by, or permitted to be given pursuant to, this Agreement must be in writing and must be given by depositing same in the United States mail, addressed to the Person to be notified, postpaid, and registered or certified with return receipt requested or by delivering such notice in person or by facsimile to such Party. Notice given by personal delivery or mail shall be effective upon actual receipt. Notice given by facsimile shall be effective upon actual receipt if received during the recipient’s normal business hours or at the beginning of the recipient’s next business day after receipt if not received during the recipient’s normal business hours. All notices to be sent to a Party pursuant to this Agreement shall be sent to or made at the address set forth below or at such other address as such Party may stipulate to the other Parties in the manner provided in this Section 6.13.
If to Tesoro, TRMC or Carson Cogen:
Tesoro Corporation
19100 Ridgewood Parkway
San Antonio, Texas 78259-1828
Attn: Charles A. Cavallo III
Facsimile: (210) 745-4494

If to the General Partner, the Partnership or the Operating Company:
Tesoro Logistics LP
c/o Tesoro Logistics GP, LLC, its General Partner
19100 Ridgewood Parkway
San Antonio, Texas 78259-1828
Attn: Barron W. Dowling
Facsimile: (210) 745-4494

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties to this Agreement have caused it to be duly executed as of the Execution Date.

TESORO LOGISTICS LP		TESORO CORPORATION

By:	Tesoro Logistics GP, LLC,	By:	/s/ G. SCOTT SPENDLOVE
	its general partner		G. Scott Spendlove
By:	/s/ PHILLIP M. ANDERSON		Senior Vice President and Chief Financial Officer
Phillip M. Anderson
President

TESORO LOGISTICS GP, LLC		TESORO LOGISTICS OPERATIONS LLC

By:	/s/ PHILLIP M. ANDERSON	By:	/s/ PHILLIP M. ANDERSON
	Phillip M. Anderson		Phillip M. Anderson
	President		President

TESORO REFINING & MARKETING COMPANY LLC		CARSON COGENERATION COMPANY

By:	/s/ G. SCOTT SPENDLOVE	By:	/s/ G. SCOTT SPENDLOVE
	G. Scott Spendlove		G. Scott Spendlove
	Senior Vice President and Chief Financial Officer		Senior Vice President and Chief Financial Officer

Signature Page to
Contribution, Conveyance and Assumption Agreement

EXHIBIT A

Assets

The Parties shall prepare and agree to a detailed listing of the assets to be included in the assets described in this exhibit, to the extent possible, at Closing or as soon thereafter as possible.
The Berth 121 Sublease
The Commercial Agreements, the Terminal 2 Sublease Rights Agreement, the Terminals 2 and 3 Ground Lease Rights Agreement, for purposes of Sections 2.3 and 2.4.
The Fee-Owned Pipeline 88 Interest

The TSPC Equity

The Carson Products Terminal Complex

•	The Carson Products Terminal

o
The terminal located at 2149 E. Sepulveda in the City of Carson, County of Los Angeles, in the State of California. The terminal is situated on approximately 3.5 acres. The equipment at the Carson Products Terminal includes seven (7) above ground storage tanks; a two (2) bay loading rack with eight (8) loading arms and two (2) refuel stations; an offload lane for ethanol, additive, diesel (refuel) and neat product back to the tanks. Equipment also includes an Edwards refrigeration unit with a vapor bladder and a John Zinc thermal combustion unit. Also included are one (1) office building and one (1) portable storage building. The load rate is approximately 500 gpm and the loading process is managed through the terminal automation system.

•	Carson Coke Handling Facility

o
The coke handling facility covers approximately 96,000 square feet or slightly larger than 2.2 acres. An administrative office and control center is also located adjacent to the facility on the west side. A truck loading building and a conveyor tower are the other main buildings at the site.

•	Licensed Terminal Lot

o	20 acre lot located at 23700 S. Alameda St. in the City of Carson, County of Los Angeles, in the State of California, that is licensed to a shipping container company.

All rights and interests under the BP Purchase and Sale Agreement with respect to the Fee-Owned Pipeline 88 Interest, the TSPC Equity, the Carson Products Terminal Complex and the TSPC Assets.

Exhibit A – Page 1
Contribution Agreement

EXHIBIT B

Permitted Liens

Liens, claims, charges, options, encumbrances, mortgages, pledges or security interests as follows:

(a)     incurred and made in the ordinary course of business in connection with worker’s compensation;

(b)    that secure the performance of bids, tenders, leases, contracts (other than for the repayment of debt), statutory obligations, surety, customs and appeal bonds and other obligations of like nature, incurred as an incident to and in the ordinary course of business;

(c)     imposed by law, such as carriers’, warehouseman’s, mechanics’, materialmen’s, landlords’, laborers’, suppliers’ and vendors’ liens, incurred in good faith in the ordinary course of business and that secure obligations that are not yet due or delinquent or which are being contested in good faith by appropriate proceedings as to which the TRMC has set aside on its books adequate reserves;

(d)    that secure the payment of taxes, either not yet due or delinquent or being contested in good faith by appropriate legal or administrative proceedings and as to which TRMC has set aside on its books adequate reserves;

(e)     zoning restrictions, easements, licenses, rights of way, declarations, reservations, provisions, covenants, conditions, waivers or restrictions on the use of property (and with respect to leasehold interests, mortgages, obligations and liens incurred, created, assumed or permitted to exist and arising by, through or under a landlord or owner of the leased property, with or without consent of the lessee);

(f)     on property existing at the time such property was acquired by TRMC (provided, that they were not created in contemplation of the acquisition of such property by TRMC);

(g)     created by the Operating Company; and

(h)     pursuant to this Agreement.

Exhibit B – Page 1
Contribution Agreement

EXHIBIT C

Excluded Assets and Liabilities

The booster pump on Pipeline 88 located on the Exxon Mobil refinery property.
The liabilities described in Section 4.2 of the Agreement not to be assumed are excluded liabilities.
Any working capital of TRMC and its affiliates (other than the General Partner, the Partnership, the Operating Company and their respective subsidiaries) related to the Assets.

Exhibit C – Page 1
Contribution Agreement

EXHIBIT D

Form of 10-Year Promissory Note

(See Attached.)

Exhibit D – Page 1
Contribution Agreement

INTERCOMPANY NOTE (the “Note”)
[$275,000,000]		San Antonio, Texas
__________, 2013 (the “Note Date”)

FOR VALUE RECEIVED, TESORO CORPORATION, a Delaware corporation, having an address at 19100 Ridgewood Parkway, San Antonio, Texas 78259 (“Maker”) promises to pay to the order of TESORO LOGISTICS GP, LLC, a Delaware limited liability company, having an address at 19100 Ridgewood Parkway, San Antonio, Texas 78259 (“Payee”), the principal sum of [TWO HUNDRED SEVENTY-FIVE MILLION] DOLLARS ([$275,000,000]). Maker also promises to pay to Payee interest on the outstanding principal amount of this Note, from time to time, at the rate equal to the greater of (i) [the ________ 2013 applicable Federal interest rate that will be published by the IRS during the third week of _________ 2013] [three percent (3.00%)]. Interest shall be computed on the basis of a year of 365 (or 366) days and shall be due and payable in arrears on a quarterly basis within five (5) business days of the last day of each fiscal quarter.
Maker shall pay all obligations in lawful money of the United States in immediately available funds, free and clear of, and without deduction or offset for, any present or future taxes, levies, imposts, charges, withholdings, or liabilities with respect thereto; or any other defenses, offsets, set-offs, claims, counterclaims, credits, or deductions of any kind. Maker’s obligations under this Note are completely independent of all circumstances whatsoever other than as this Note expressly states.
1.    Maturity, Prepayment. The principal and accrued but unpaid interest on this Note shall be due and payable on demand, and if no demand has been made prior thereto, on ___________, 2023. Maker may prepay this Note at any time, in whole or in part, without notice, penalty, or premium, provided only that Maker simultaneously pays interest to the date of such prepayment.
2.    Subordination. Payee’s rights under this Note, including rights to the payment of principal or interest, shall be expressly subordinated to Maker’s obligations as guarantor under the Sixth Amended and Restated Credit Agreement (the “Credit Agreement”), dated as of January 4, 2013, among Maker, the financial institutions party thereto, and JPMorgan Chase Bank, National Association, as Administrative Agent, as amended through the date hereof and as the same may be amended, restated, supplemented or otherwise modified from time to time (each capitalized term used in this Section 2 and not otherwise defined herein shall have the meaning given to it in such Credit Agreement).

Exhibit D – Page 2
Contribution Agreement

3.    Post-Maturity Interest, Etc. Any amount of principal or interest which is not paid when due, whether at maturity or otherwise, shall bear interest from the date when due until said principal or interest amount is paid in full, payable on demand, at the per annum rate of six percent (6.0%).
4.    Waivers. Maker and any endorsers and guarantors of this Note, and all others who may become liable for all or any part of the obligations evidenced by this Note, severally waive presentment for payment, protest, notice of protest, dishonor, notice of dishonor, demand, notice of non-payment, and the benefit of all statutes, ordinances, judicial rulings, and other legal principles of any kind, now or hereafter enacted or in force, affording any right of cure or any right to a stay of execution or extension of time for payment or exempting any property of such person from levy and sale upon execution of any judgment obtained by the holder in respect of this Note. THE PARTIES WAIVE JURY TRIAL IN ANY ACTION TO ENFORCE OR INTERPRET, OR OTHERWISE ARISING FROM, THIS NOTE.
5.    GOVERNING LAW. THIS NOTE AND THE PARTIES’ RIGHTS UNDER THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK NOTWITHSTANDING ANY PRINCIPLES OF CONFLICTS OF LAW.
6.    Severability. If any provision of this Note is invalid or unenforceable, then the other provisions shall remain in full force and effect and shall be liberally construed in favor of Payee.

Exhibit D – Page 3
Contribution Agreement

Maker has executed and delivered this Note as of the Note Date.

TESORO CORPORATION
By:
Gregory J. Goff
President and Chief Executive Officer

Exhibit D – Page 4
Contribution Agreement

EXHIBIT E

Form of Conveyance Documents

Bill of Sale, Assignment and Assumption from Carson Cogen, TRMC, the General Partner and the Partnership to the Operating Company, in the form attached hereto.

Exhibit E – Page 1
Contribution Agreement

BILL OF SALE, ASSIGNMENT AND ASSUMPTION
This Bill of Sale, Assignment and Assumption, dated to be effective as of [__], 2013 (this “Instrument”), is made, executed and delivered by Carson Cogeneration Company, a Delaware corporation (“Carson Cogen”), Tesoro Refining & Marketing Company LLC, a Delaware limited liability company (“TRMC”), Tesoro Logistics GP, LLC, a Delaware limited liability company (the “General Partner”), and Tesoro Logistics LP, a Delaware limited partnership (the “Partnership”), in favor of Tesoro Logistics Operations LLC, a Delaware limited liability company (“Operating Company”). Capitalized terms not defined herein shall have the meanings given to them in the Contribution Agreement (as defined below).
WHEREAS, Tesoro Corporation, a Delaware corporation, Carson Cogen, TRMC, the General Partner, the Partnership and the Operating Company have entered into a Contribution, Conveyance and Assumption Agreement dated as of [__], 2013 (the “Contribution Agreement”); and
WHEREAS, the execution and delivery of this Instrument by Carson Cogen, TRMC, the General Partner and the Partnership is a condition to the obligations of all of the parties to the Contribution Agreement to consummate the transactions contemplated thereby.
NOW, THEREFORE, in consideration of the premises above and the mutual agreements set forth in the Contribution Agreement, and other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:
1.    Bill of Sale and Assignment of Assets. Carson Cogen hereby distributes to TRMC and its successors and assigns, forever, the entire right, title and interest of Carson Cogen in and to any and all of the Fee-Owned Pipeline 88 Interest (each as defined in, described in, and subject to the terms of, the Contribution Agreement, which includes the assets set forth on Schedule A attached hereto). TRMC hereby transfers, conveys, assigns, grants, bargains, sets over, releases, delivers, vests and confirms unto the General Partner and its successors and assigns, forever, the entire right, title and interest of TRMC in and to any and all of the Assets (as defined in, described in, and subject to the terms of, the Contribution Agreement, which includes the assets set forth on Schedule A attached hereto). The General Partner hereby transfers, conveys, assigns, grants, bargains, sets over, releases, delivers, vests and confirms unto the Partnership and its successors and assigns, forever, the entire right, title and interest of the General Partner in and to any and all of the Assets (as defined in, described in, and subject to the terms of, the Contribution Agreement, which includes the assets set forth on Schedule A attached hereto). The Partnership hereby transfers, conveys, assigns, grants, bargains, sets over, releases, delivers, vests and confirms unto the Operating Company and its successors and assigns, forever, the entire right, title and interest of the Partnership in and to any and all of the Assets (as defined in, described in, and subject to the terms of, the Contribution Agreement, which includes the assets set forth on Schedule A attached hereto). Notwithstanding anything contained in this Instrument to the contrary, the Assets shall not include any of the Excluded Assets and Liabilities.

Exhibit E – Page 2
Contribution Agreement

2.    Assignment and Assumption. Carson Cogen hereby assigns to TRMC all of Carson Cogen’s responsibilities, coverages and liabilities in and to the Fee-Owned Pipeline 88 Interest, and TRMC hereby agrees to assume, pay, discharge and perform when due all of those responsibilities, coverages and liabilities. TRMC hereby assigns to the General Partner all of TRMC’s responsibilities, coverages and liabilities in and to the Assets, including the responsibilities, coverages and liabilities of TRMC in the BP Purchase and Sale Agreement (as defined in the Contribution Agreement) solely to the extent they relate to the Assets, and the General Partner hereby agrees to assume, pay, discharge and perform when due all of the those responsibilities, coverages and liabilities. Notwithstanding the foregoing, the General Partner does not assume, or agree to pay, discharge or perform when due, any Excluded Assets and Liabilities. The General Partner hereby assigns to the Partnership all of the General Partner’s responsibilities, coverages and liabilities in and to the Assets, including the responsibilities, coverages and liabilities of the General Partner in the BP Purchase and Sale Agreement (as defined in the Contribution Agreement) solely to the extent they relate to the Assets, and the Partnership hereby agrees to assume, pay, discharge and perform when due all of the those responsibilities, coverages and liabilities. Notwithstanding the foregoing, the Partnership does not assume, or agree to pay, discharge or perform when due, any Excluded Assets and Liabilities. The Partnership hereby assigns to the Operating Company all of the Partnership’s responsibilities, coverages and liabilities in and to the Assets, including the responsibilities, coverages and liabilities of the Partnership in the BP Purchase and Sale Agreement (as defined in the Contribution Agreement) solely to the extent they relate to the Assets, and the Operating Company hereby agrees to assume, pay, discharge and perform when due all of the those responsibilities, coverages and liabilities. Notwithstanding the foregoing, the Operating Company does not assume, or agree to pay, discharge or perform when due, any Excluded Assets and Liabilities.
3.    Clarification. For the avoidance of doubt, any conveyance of title to the Assets from Carson Cogen or TRMC, as applicable, to the Operating Company or assumption of any obligations of Carson Cogen or TRMC, as applicable, by the Operating Company is solely to minimize the need for additional conveyance documents and instruments; the intent of the Parties (and the intended treatment of the transactions contemplated by the Contribution Agreement) is for Carson Cogen to distribute the applicable Assets and obligations to TRMC pursuant to Section 2.1 of the Contribution Agreement, for TRMC to convey the applicable Assets and obligations to the General Partner pursuant to Section 2.2 of the Contribution Agreement, for the General Partner to convey the applicable Assets and obligations to the Partnership pursuant to Section 2.3 of the Contribution Agreement, and for the Partnership to convey the applicable Assets and obligations to the Operating Company pursuant to Section 2.4 of the Contribution Agreement. The distribution by Carson Cogen and conveyance of the applicable Assets and obligations by TRMC, the General Partner and the Partnership to the Operating Company pursuant to this Instrument is not intended to be treated as a sale for tax or any other purposes. Furthermore, it is the intention of the parties hereto that the only obligations of Carson Cogen or TRMC to be assumed by the Operating Company (after all relevant distributions and conveyances by Carson Cogen, TRMC, the General Partner and the Partnership) are those that specifically relate to the Assets to be contributed, meaning that it is intended that the Operating Company shall not assume any obligations of Carson Cogen or TRMC not specifically tied to the Assets (for example, and not by way of limitation, any obligations with respect to any of the representations and warranties of TRMC in the BP

Exhibit E – Page 3
Contribution Agreement

Purchase and Sale Agreement, any obligations with respect to “Assumed Liabilities” (as defined in the BP Purchase and Sale Agreement) that do not specifically relate to the Assets or with respect to TRMC’s obligations with respect to Remedial Work.
4.    Further Assurances. Carson Cogen, TRMC, the General Partner and the Partnership hereby covenant and agree that, at any time and from time to time after the date of this Instrument, at the Operating Company's request, Carson Cogen, TRMC, the General Partner and the Partnership will execute and deliver such documents and instruments of conveyance and transfer as the Operating Company may reasonably request to consummate more effectively the contribution of the Assets as contemplated by the Contribution Agreement and to vest in Operating Company title to the Assets transferred under this Instrument.
5.    Miscellaneous Provisions.
(a)    Successors in Interest. This Instrument shall be binding upon and inure to the benefit of the parties and their respective permitted successors, permitted assigns and legal representatives.
(b)    Schedule; Number; Gender; Captions. The schedule to this Instrument is hereby incorporated into, and made a part of, this Instrument. Whenever the context so requires, the singular number shall include the plural and the plural shall include the singular, and the gender of any pronoun shall include the other genders. Titles and captions of or in this Instrument are inserted only as a matter of convenience and for reference and in no way affect the scope or intent of this Instrument.
(c)    Applicable Law. This Instrument shall be governed by and construed in accordance with the laws of the State of Texas.
(d)    Severability. If any provision of this Instrument shall be held invalid, illegal or unenforceable, the validity, legality or enforceability of the other provisions of this Instrument shall not be affected thereby, and there shall be deemed substituted for the provision at issue a valid, legal and enforceable provision as similar as possible to the provision at issue.
(e)    Amendment. This Instrument may not be amended except by an instrument in writing signed by the Operating Company, Carson Cogen, TRMC, the General Partner and the Partnership.
(f)    Counterparts. This Instrument may be executed in any number of counterparts (including facsimile or .pdf copies) with the same effect as if all parties hereto had signed the same document. All counterparts shall be construed together and shall constitute one and the same instrument.
[SIGNATURE PAGE FOLLOWS]

Exhibit E – Page 4
Contribution Agreement

IN WITNESS WHEREOF, this Bill of Sale, Assignment and Assumption has been executed by the parties as of the date first above written.

TESORO REFINING & MARKETING COMPANY LLC

By:
Gregory J. Goff
Chairman of the Board of Managers and President

TESORO LOGISTICS OPERATIONS LLC

By:
Phillip M. Anderson
President

TESORO LOGISTICS GP, LLC

By:
Phillip M. Anderson
President

TESORO LOGISTICS LP

By:	Tesoro Logistics GP, LLC, its general partner

By:
Phillip M. Anderson
President

CARSON COGENERATION COMPANY

By:
Gregory J. Goff
Chairman of the Board of Directors and President

Exhibit E – Page 5
Contribution Agreement

SCHEDULE A TO
BILL OF SALE, ASSIGNMENT AND ASSUMPTION
ASSETS
The Assets shall include (other than the Excluded Assets and Liabilities) all of TRMC’s right, title, interest, responsibilities, coverages and liabilities of TRMC in the Assets, including, but not limited to those listed below:
The Berth 121 Sublease
The Commercial Agreements, the Terminal 2 Sublease Rights Agreement, the Terminals 2 and 3 Ground Lease Rights Agreement, for purposes of Sections 2.3 and 2.4 of the Contribution Agreement.
The Fee-Owned Pipeline 88 Interest (See Attached)

The TSPC Equity

The Carson Products Terminal Complex (See Attached)

•	The Carson Products Terminal

•	Carson Coke Handling Facility

•	Licensed Terminal Lot

All rights and interests under the BP Purchase and Sale Agreement with respect to the Fee-Owned Pipeline 88 Interest, the TSPC Equity, the Carson Products Terminal Complex and the TSPC Assets..

Exhibit E – Page 6
Contribution Agreement

EXHIBIT F

Valuation Schedule Pursuant to Section 5.2(b)

Asset	Value

Berth 121	$283 million

Terminal 2 and Terminal 3	$40 million

Exhibit F – Page 1
Contribution Agreement